UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 22, 2011

THE BABCOCK & WILCOX COMPANY

(Exact name of registrant as specified in its charter)

DELAWARE	001-34658	80-0558025
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13024 BALLANTYNE CORPORATE PLACE SUITE 700 CHARLOTTE, NORTH CAROLINA		28277
(Address of principal executive offices)		(Zip Code)

Registrant’s Telephone Number, including Area Code: (704) 625-4900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 22, 2011, Mr. Winfred D. Nash, President of our subsidiary, Babcock & Wilcox Nuclear Operations Group, Inc., notified us of his decision to retire, effective April 1, 2011.

In connection with Mr. Nash’s resignation, the Compensation Committee of our Board of Directors approved the terms of a separation agreement with Mr. Nash to be finalized and made effective on or about April 1, 2011. A copy of the form of separation agreement is attached as Exhibit 10.1 and incorporated herein by reference.

Under the terms of the agreement, Mr. Nash will receive (a) a pro-rated bonus payment for 2011 in an amount that will depend on the 2011 bonus generally paid to other officers under our Executive Incentive Compensation Plan (“EICP”) and (b) accelerated vesting of his stock options and restricted stock units that are outstanding as of April 1, 2011. Any pro-rated bonus payment will be paid when 2011 bonuses are paid to other officers under our EICP, which is expected to be in early 2012. Based on the vesting schedule of his existing equity awards, Mr. Nash will vest in the following amounts and awards: (1) 4,015 options to purchase shares of our common stock at $10.58 per share; (2) 6,568 options to purchase shares of our common stock at $24.55 per share; and (3) 10,972 restricted stock units payable in shares of our common stock. The agreement also includes restrictions on Mr. Nash’s ability to compete with us, or solicit our employees, for a period of 12 months following his separation and a release of claims.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Form of Separation Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE BABCOCK & WILCOX COMPANY

By:	/s/ David S. Black
David S. Black
Vice President and Chief Accounting Officer

February 28, 2011

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